Exhibit 21.1

                                                     Jurisdiction of            Percentage
               Subsidiary                             Incorporation             Ownership
----------------------------------------    ---------------------------------   ---------
Tremont Partners, Inc.                                 Connecticut                100%
Tremont (Bermuda) Limited                                Bermuda                  100%
Tremont Securities, Inc.                                New York                  100%
Tremont Futures, Inc.                                   Delaware                  100%
Tremont Tass (Europe) Ltd.
 (f/k/a/TASS Investment Research Limited             United Kingdom               100%
Tremont Investment Management, Inc.         Province of New Brunswick, Canada      65%


















                                       88